Exhibit 99.1

August 9, 2017

SiteOne Landscape Supply Announces Second Quarter 2017 Earnings

Second Quarter 2017 Highlights (compared to Second Quarter 2016):

•	Net sales increased 19% to $608.6 million
•	Organic Daily Sales increased by 8%
•	Gross profit increased 20% to $202.4 million; gross margin increased 50 basis points to 33.3%
•	Net income increased 64% to $44.2 million
•	Adjusted EBITDA increased 23% to $92.3 million; Adjusted EBITDA margin increased 60 basis points to 15.2%
•	Completed the acquisition of Evergreen Partners, expanding our nursery presence in the Carolinas

Post-Quarter Highlights:

•	Closed a 5.4 million share secondary offering on July 26, 2017, representing the remaining shares of our sponsors
•	Completed the acquisition of South Coast Supply, expanding our hardscapes presence in Southern California

ROSWELL, Ga. — (BUSINESS WIRE) — SiteOne Landscape Supply, Inc. (the “Company” or “SiteOne”) (NYSE: SITE) announced earnings for its second quarter ended July 2, 2017 (“Second Quarter 2017”).

“We are pleased with our performance during the second quarter as we achieved growth across our business and delivered improved profitability. The strong second quarter results were consistent with the selected preliminary results that we released ahead of our successful secondary stock offering in July,” said Doug Black, SiteOne’s Chairman and CEO. “We continue to execute on our strategic initiatives, invest for the future, and see favorable end-market conditions and a healthy acquisition pipeline supporting our performance and growth going forward.”

Second Quarter 2017 Results

Net sales for the second quarter of 2017 increased to $608.6 million, or 19%, compared to $513.4 million for the prior-year period. Organic Daily Sales increased 8% in the second quarter compared with the prior-year period. Organic Daily Sales in the second quarter reflects strong growth across multiple product lines as well as normal seasonal patterns. Acquisitions contributed $53.7 million in sales, or 10%, to total net sales growth for the quarter.

Gross profit increased to $202.4 million, or 20%, compared to $168.5 million for the prior-year period. Gross margin improved by 50 bps to 33.3% for the second quarter of 2017. The gross margin improvement was primarily driven by our category management initiatives.

Selling, general and administrative expenses (“SG&A”) in the second quarter increased to $126.6 million from $118.0 million in the same period last year. The increase in SG&A for the quarter was driven by acquisitions and additional staff and operating expenses to support our organic growth and strategic initiatives. SG&A as a percent of net sales decreased to 20.8% compared to 23.0% for the second quarter of 2016 due to the growth in revenue as well as the absence of IPO and refinancing related costs compared to the prior-year period.

Net income for the second quarter was $44.2 million, compared to net income of $26.9 million during the same period in the prior year. The increase in net income for the quarter is attributable to higher net sales, improved profitability and the absence of costs related to the IPO and refinancing.

Adjusted EBITDA was $92.3 million for the second quarter of 2017, compared to $74.9 million for the prior-year period.

Outlook

For 2017, we continue to expect Adjusted EBITDA to be in the range of $155 million to $165 million.

Reconciliation for the forward-looking full-year 2017 Adjusted EBITDA outlook is not being provided, as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Conference Call Information

SiteOne management will host a conference call today, August 9, 2017, at 8:00 a.m. Eastern Time, to discuss the Company’s financial results. The conference call may be accessed by dialing (877) 705-6003 (domestic) or (201) 493-6725 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13667251. The replay will be available until 11:59 p.m. (ET) on August 23, 2017.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company’s website at http://investors.siteone.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the Company’s results and key performance indicators will also be available on the Investor Relations section of the Company’s website.

To learn more about SiteOne, please visit the company’s website at http://investors.siteone.com.

About SiteOne Landscape Supply, Inc.

SiteOne Landscape Supply, Inc. is the largest and only national wholesale distributor of landscape supplies in the United States and has a growing presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation and maintenance of lawns, gardens, golf courses and other outdoor spaces.

Investor Relations Contact:

SiteOne Landscape Supply, Inc.

Pascal Convers

Executive Vice President, Strategy, Development and Investor Relations

470-270-7011

investors@siteone.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our 2017 Adjusted EBITDA outlook. Some of the forward-looking statements can be identified by the use of terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms, and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: cyclicality in residential and commercial construction markets; general economic and financial conditions; weather conditions, seasonality and availability of water to end-users; laws and government regulations applicable to our business that could negatively impact demand for our products; public perceptions that our products and services are not environmentally friendly; competitive industry pressures; product shortages and the loss of key suppliers; product price fluctuations; inventory management risks; ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks; increased operating costs; and other risks, as described in Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended January 1, 2017.

Non-GAAP Financial Information

This release includes certain financial information, not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the information contained in the historical financial information of the Company prepared in accordance with U.S. GAAP that is set forth herein.

We present Adjusted EBITDA in order to evaluate the operating performance and efficiency of our business. Adjusted EBITDA represents EBITDA as further adjusted for items permitted under the covenants of our credit facilities. EBITDA represents our Net income (loss) plus the sum of Income tax (benefit), Depreciation and amortization and interest expense, net of interest income. Adjusted EBITDA is also adjusted for stock-based compensation expense, related party advisory fees, (gain) loss on sale of assets, other non-cash items and other non-recurring (income) loss. Adjusted EBITDA does not include pre-acquisition acquired Adjusted EBITDA of any acquired company. Adjusted EBITDA is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of Adjusted EBITDA instead of net income has limitations as an analytical tool. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure. Net debt is defined as long-term debt (net of issuance costs and discounts) plus capital leases, net of cash and cash-equivalents on our balance sheet. Leverage Ratio is defined as Net Debt to the trailing twelve months Adjusted EBITDA. We define Organic Daily Sales as Organic Sales divided by the number of Selling Days in the relevant reporting period. We define Organic Sales as Net sales, including Net sales from newly-opened greenfield stores, but excluding Net sales from acquired stores until they have been under our ownership for at least four full fiscal quarters at the start of the fiscal year. Selling Days are the number of business days, excluding Saturdays, Sundays and holidays, that SiteOne branches are open during the relevant reporting period.

SiteOne Landscape Supply, Inc.

Consolidated Balance Sheets (Unaudited)

(In millions, except share and per share data)

Assets	July 2, 2017	January 1, 2017
Current assets:
Cash and cash equivalents	$20.2	$16.3
Accounts receivable, net of allowance for doubtful accounts of $4.6 and $4.3, respectively	255.6	169.0
Inventory, net	392.6	289.6
Income tax receivable	—	1.6
Prepaid expenses and other current assets	24.7	13.5

Total current assets	693.1	490.0
Property and equipment, net	73.0	69.8
Goodwill	103.0	70.8
Intangible assets, net	113.3	103.3
Other assets	9.2	8.7

Total assets	$991.6	$742.6

Liabilities and Equity
Current liabilities:
Accounts payable	$192.3	$108.3
Current portion of capital leases	4.8	4.3
Accrued compensation	30.4	36.7
Long term debt, current portion	3.0	3.0
Income tax payable	15.2	—
Accrued liabilities	38.7	33.2

Total current liabilities	284.4	185.5

Other long-term liabilities	13.0	9.1
Capital leases, less current portion	7.1	6.7
Deferred tax liabilities	24.2	20.0
Long-term debt, less current portion	476.0	372.5

Total liabilities	804.7	593.8

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.01; 1,000,000,000 shares authorized; 39,748,812 and 39,597,532 shares issued, and 39,727,901 and 39,576,621 shares outstanding at July 2, 2017 and January 1, 2017, respectively	0.4	0.4
Additional paid-in capital	223.4	219.3
Accumulated deficit	(36.0)	(69.7)
Accumulated other comprehensive loss	(0.9)	(1.2)

Total equity	186.9	148.8

Total liabilities and equity	$991.6	$742.6

SiteOne Landscape Supply, Inc.

Consolidated Statements of Operations (Unaudited)

(In millions, except share and per share data)

	Three Months Ended		Six Months Ended
	July 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016
Net sales	$608.6	$513.4	$943.6	$841.9
Cost of goods sold	406.2	344.9	640.3	576.4

Gross profit	202.4	168.5	303.3	265.5

Selling, general and administrative expenses	126.6	118.0	240.3	222.6
Other income	1.3	1.0	2.2	2.2

Operating income	77.1	51.5	65.2	45.1

Interest and other non-operating expenses, net	6.6	6.5	12.8	9.1

Net income before taxes	70.5	45.0	52.4	36.0
Income tax expense	26.3	18.1	18.7	14.7

Net income	44.2	26.9	33.7	21.3

Less:
Redeemable convertible preferred stock dividends	—	3.1	—	9.6
Special cash dividend paid to preferred stockholders	—	112.4	—	112.4

Net income (loss) attributable to common shares	$44.2	$(88.6)	$33.7	$(100.7)

Net income (loss) per common share:
Basic	$1.11	$(3.18)	$0.85	$(4.78)
Diluted	$1.07	$(3.18)	$0.82	$(4.78)

Weighted average number of common shares outstanding:
Basic	39,741,610	27,874,619	39,680,303	21,062,057
Diluted	41,325,296	27,874,619	41,185,882	21,062,057

SiteOne Landscape Supply, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Six Months Ended
	July 2, 2017	July 3, 2016
Cash Flows from Operating Activities:
Net income	$33.7	$21.3
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	8.2	6.8
Stock-based compensation	3.0	2.3
Amortization of software and intangible assets	12.4	10.9
Amortization of debt related costs	1.5	1.2
Loss on extinguishment of debt	0.1	1.2
(Gain) loss on sale of equipment	0.2	(0.1)
Other	(0.1)	(0.2)

Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables	(82.5)	(82.8)
Inventory	(89.2)	(41.0)
Income tax receivable	1.7	7.3
Prepaid expenses and other assets	(10.2)	(8.0)
Accounts payable	78.1	80.1
Income tax payable	15.0	9.9
Accrued expenses and other liabilities	(3.6)	3.3

Net Cash (Used In) Provided By Operating Activities	$(31.7)	$12.2

Cash Flows from Investing Activities:
Purchases of property and equipment	(5.7)	(4.4)
Acquisitions, net of cash acquired	(59.6)	(41.7)
Proceeds from the sale of property and equipment	0.2	0.2

Net Cash Used In Investing Activities	$(65.1)	$(45.9)

Cash Flows from Financing Activities:
Equity proceeds from common stock	1.0	—
Purchase of treasury stock	—	(0.2)
Special cash dividend	—	(176.0)
Other dividends paid	—	(13.0)
Borrowings under term loan	299.5	272.3
Repayments under term loan	(298.6)	(61.4)
Borrowings on asset-based credit facility	222.8	200.2
Repayments on asset-based credit facility	(120.7)	(181.7)
Debt issuance costs paid	(1.0)	(3.5)
Payments on capital lease obligations	(2.3)	(2.1)
Other financing activities	(0.1)	(2.2)

Net Cash Provided By Financing Activities	$100.6	$32.4

Effect of exchange rate on cash	0.1	0.2

Net Change In Cash	3.9	(1.1)

Cash and cash equivalents:
Beginning	16.3	20.1

Ending	$20.2	$19.0

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	12.6	3.9
Cash paid (received) during the year for income taxes	2.5	(2.6)

Supplemental Disclosures of Noncash Investing and Financing Information:
Acquisition of property and equipment through capital leases	3.2	1.0

SiteOne Landscape Supply, Inc.

Adjusted EBITDA Reconciliation

(In millions, unaudited)

	Three Months Ended		Six Months Ended
	July 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016
Net income	$44.2	$26.9	$33.7	$21.3
Income tax expense	26.3	18.1	18.7	14.7
Interest expense, net	6.6	6.5	12.8	9.1
Depreciation and amortization	10.8	9.1	20.6	17.7

EBITDA	87.9	60.6	85.8	62.8
Stock-based compensation(a)	1.6	2.2	3.0	2.9
(Gain) loss on sale of assets(b)	0.1	—	0.2	(0.1)
Advisory fees(c)	—	8.0	—	8.5
Financing fees(d)	1.1	3.1	1.1	3.1
Rebranding, acquisitions and other adjustments(e)	1.6	1.0	3.4	2.2

Adjusted EBITDA(f)	$92.3	$74.9	$93.5	$79.4

(a)	Represents stock-based compensation expense recorded during the period.
(b)	Represents any gain or loss associated with the sale or write-down of assets not in the ordinary course of business.
(c)	Represents fees paid to CD&R and Deere for consulting services. In connection with the IPO, we entered into termination agreements with CD&R and Deere pursuant to which the parties agreed to terminate the Consulting Agreements.
(d)	Represents fees associated with our debt refinancing and debt amendments, as well as fees incurred in connection with our initial public offering and secondary offerings.
(e)	Represents (i) expenses related to our rebranding to the name SiteOne and (ii) professional fees, retention and severance payments, and performance bonuses related to historical acquisitions. Although we have incurred professional fees, retention and severance payments, and performance bonuses related to acquisitions in several historical periods and expect to incur such fees and payments for any future acquisitions, we cannot predict the timing or amount of any such fees or payments.
(f)	Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods presented.

SiteOne Landscape Supply, Inc.

Organic Daily Sales to Net Sales Reconciliation

(In millions, except Selling Days; unaudited)

	2017		2016
	Qtr 2	Qtr 1	Qtr 2	Qtr 1
Net sales	$608.6	$335.0	$513.4	$328.5
Organic sales	548.1	318.5	506.6	328.5
Acquisition contribution(a)	60.5	16.5	6.8	—

Selling Days	64	64	64	65

Organic Daily Sales	$8.6	$5.0	$7.9	$5.1

(a)	Represents Net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2017 fiscal year.